MASTER LOAN AGREEMENT

     This Master Loan Agreement dated effective November 10, 1998, is between BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED (the "Borrower") and FIRST SECURITY BANK OF NEW MEXICO, N.A. ("Bank"), a national banking association. In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the Borrower and the Bank agree:

THE PROPOSED LOANS

     1. Borrower is presently indebted to the Bank on a number of loans identified in the Credit Agreement dated effective November 25, 1997.

     2. Borrower has requested that the Bank grant significant additional credit facilities and modify the amounts, terms, and/or conditions of certain, but not all, of the existing credit facilities. The Bank is willing to grant additional credit facilities and to modify specific terms of certain existing notes and other credit facilities upon the terms and conditions outlined in this Agreement.

     3. This Agreement replaces the Credit Agreement dated effective November 25, 1997, and the Commitment Letter dated October 27, 1998.

     4. A new $12,000,000 Outdoor Term Note is created to refinance existing borrowings including those at Norwest Bank New Mexico, N.A and to provide funds for working capital.

     5. A new $10,000,000 Outdoor Acquisition Line is created to fund purchases of existing outdoor advertising business and/or billboard properties, a portion of which may be used for term financing of billboards constructed by the Borrower.

     6. Increase the existing $500,000 Working Capital Line to $2,000,000.

     7. The existing $8,000,000 Facility Line to fund acquisition and/or construction of travel centers is reduced to $6,000,000.

     8. The $2,000,000 "Leasing Line" dated November 25, 1997, to fund leases of vehicles, fuel dispensing and other equipment is terminated.

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SECTION 1 - DEFINITIONS.

     As used in this Agreement, the following terms shall have the respective meanings indicated:

     1.01 AGREEMENT means this Master Loan Agreement.

     1.02 BANK means First Security Bank of New Mexico, N.A. and its successors and assigns.

     1.03 BORROWER means BOWLIN Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation whose office and principle place of business is 150 Louisiana Blvd, NE, Albuquerque, NM 87108, and all successors and assigns.

     1.04 BORROWER'S RESOLUTIONS AND APPROVALS means, the resolutions duly adopted by the Borrower authorizing and consenting to the Loan and to the execution and delivery of the Loan Documents. The Borrower's Resolutions must be evidenced by resolutions and authorizations in form acceptable to the Bank.

     1.05  BUSINESS  DAY  means  a day  when  the  Bank is  open  for  business.

     1.06 CLOSING and CLOSING DATE mean the effective date of November 10, 1998.

     1.07 EXISTING NOTES means the existing promissory notes payable to the Bank listed on Exhibit 1.07. The Borrower is the maker on these notes or has assumed all of makers obligations under the terms of the Assumption Agreement dated effective August 28,1996.

     1.08 FACILITY LINE means the line of credit to fund the maximum aggregate amount of $6,000,000 (including amounts previously funded) to the Borrower to construct, purchase or remodel travel centers and to purchase vehicles, computer equipment, and other allowed fixtures and equipment as provided in this Agreement.

     1.09 GOVERNMENTAL AUTHORITY means the United States of America and any state government; any political subdivision of any of the foregoing and any agency, department, commission, board, bureau or instrumentality of any of them which now or hereafter exercises jurisdiction over the Borrower.

     1.10 LOAN means, collectively all loans from the Bank to the Borrower described in this Agreement, evidenced by the Notes or other Loan Documents.

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     1.11 LOAN  DOCUMENT(S)  means  this  Agreement,  the  Notes,  and all other security interest, deeds of trust, pledges, mortgages, assignments, collateral, lien, lien perfection, or instruments executed in connection with or as security for the payment of the Loan or for performance of the Borrower's Obligations under this Agreement, or for both such payment and performance and all renewals, extensions, modifications and amendments of any of the foregoing.

     1.12 NOTE(S) means the promissory notes, or obligations referred or in the form attached as follows, executed and delivered to the Bank by the Borrower, together with all extensions, amendments, modifications, revisions, replacements, and substitutions thereof permitted by the Bank:

     a.) The  existing  Notes by the  Borrower  to the Bank  listed  on  Exhibit
     1.07(a),

     b.) Individual notes identified in Exhibit 1.07(a) and future notes executed by the Borrower to the Bank, in the form required by the Bank, up to the maximum aggregated face amount of $6,000,000 under the $6,000,000 Facility Line,

     c.) The $2,000,000 "Working Capital Note" in the form attached as Exhibit 1.12(c).

     d.) The "$12,000,000 Outdoor Term Note" in the form is attached as Exhibit 1.12(d).

     e.) Individual notes executed by the Borrower to the Bank, in the form required by the Bank, up to the maximum aggregate face amount of $10,000,000 under the Outdoor Acquisition Line.

     f.) The Modification Agreement, in the form attached as Exhibit 1.12(f), extending the final maturity date of Note No. 9008, dated January 31, 1995, in the original principal amount of $765,000, to January 31, 2005.

     g.) The Modification Agreement, in the form attached as Exhibit 1.12(g), extending the final maturity date of Note No. 9010, dated May 16, 1995, in the original principal amount of $900,000, to May 16, 2005.

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     1.13 OUTDOOR ACQUISITION LINE means the line of credit in maximum aggregate face amount of $10,000,000 to fund the Borrower's purchase of existing outdoor advertising company(ies) and/or existing billboards and sites.

     1.14 OUTDOOR ACQUISITION ASSETS means the existing outdoor advertising business or billboards, panels, signs, locations for such signs purchased by the Borrower.

     1.15 OUTDOOR TERM LOAN means the $12,000,000 term note created, in part, to fund the refinance of the Borrower's existing loans from Norwest Bank New Mexico, N.A and certain other lenders as listed in Exhibit 1.15. The balance of the proceeds of this note will be disbursed to the Borrower, at closing, for working capital.

     1.16 OBLIGATIONS means all obligations of the Borrower:

     a.) To pay the  principal  of, and  interest  on, each Note and any Renewal
     Note in accordance with their respective terms, now existing or existing in the future, and to satisfy all of its other liabilities to the Bank whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

     b.) To repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for Loan Fees, principal or interest payments to prior secured parties or lienholders, or for taxes or levies; and

     c.) To reimburse the Bank, on demand, for all of the Bank's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the administration, amendment, modification or enforcement of the Loan Documents and any documents evidencing or relating to a Renewal Note, including, without limitation, any proceeding brought or threatened to enforce payment of any of the Obligations.

     1.17 RENEWAL NOTE means any promissory note executed and delivered by the Borrower to the Bank in connection with a renewal, extension, modification, amendment, revision, replacement or substitution of any Note in accordance with the terms of this Agreement.

     1.18 WORKING CAPITAL LINE means the revolving twenty-four (24) month revolving line of credit in the maximum principal amount of $2,000,000 to fund the Borrower's short term working capital needs.

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SECTION 2 - THE LOAN.

     2.01 General Terms. Borrower's obligation to repay the Loan shall be evidenced by the Notes, any Renewal Note, and the other Loan Documents, all of which Borrower shall execute and deliver to the Bank before it may receive any Loan proceeds.

     2.02 Right of Set-off. Collateral includes the Bank's right of set-off against any balance or share belonging to Borrower of any deposit or other account with the Bank, notwithstanding any other security for the Loan.

     2.03 Interest Rates. Interest shall accrue on each Note at the rate or index specified in the Note as established at the time the Note is executed and in accordance with this Agreement. The Bank may, at its option, calculate and charge interest as though each payment is made on the payment due date with principal reductions effective as of the date of receipt.

     2.04 Repayment of Notes. Each Note shall be due and payable on the date(s) specified in the Note and in accordance with the terms thereof. All payments shall be paid directly to the Bank in immediately available funds. Alternatively and at its sole discretion, the Bank may charge any deposit account of Borrower for all or any part of the Obligations due or declared due. The records maintained by the Bank shall be deemed to be evidence of the date of the amount of each payment on each Note and the other Obligations. Payments may be applied to a Note in such amounts and in such order or priority as the Bank deems necessary and as provided in the Note or in this Agreement. Additional principal payments on certain notes may be required based on the Borrower's earnings as provided in Section 3.01(l), below.


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     2.05 Loan Fees and Costs.  Borrower shall pay to the Bank fees on the Notes as follows:

     a.) Facility Line fees:

          i) on each Note for construction of a travel center, a fee of 35 basis points (.35%) of the maximum Note amount, payable when the Note is executed,

          ii) upon completion of construction and conversion of the construction note to a term amortization, and for the purchase of an existing travel center, a fee of 35 basis points (.35%) of the maximum Note amount, payable when the Note is executed,

          iii) for each Note to finance vehicles, fuel dispensing equipment, computer systems and furniture, fixtures and equipment and for any other allowed purpose, a fee of 25 basis points (.25%) of the maximum Note amount, payable when the Note is executed.

     b.) Outdoor Term Loan Fees: a fee of 25 basis points (.25%) of the $12,000,000 Term Loan, payable at Closing.

     c.) Working Capital Line: a fee of 25 basis points (.25%) of the $2,000,000 face amount of the Working Capital Note, payable at Closing.

     d.) Outdoor Acquisitions Line/Note Fees: a fee of 10 basis points (.10%) of the $10,000,000 Outdoor Acquisitions Line, payable at Closing, plus a fee of 15 basis points (.15%) of the face (maximum) amount of each Note executed under this Line, payable upon execution of the Note.

     e.) Other Fees and Costs: the Borrower will reimburse the Bank at Closing for all out-of-pocket expenses and costs incurred by the Bank in connection with this Loan including the cost of all lien searches, filing, and recording fees, and preparation and review of this Agreement and other Loan Documents. The Bank's attorneys fees will not exceed $12,000.00 (plus applicable tax). The Borrower will promptly reimburse the Bank after Closing for such cost and expense amounts not available at Closing or incurred after the date of Closing. A schedule of the estimated costs, expenses, and fees available as of Closing Date are attached as Exhibit 2.05(e).

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
     f.) Credit for Commitment Fee: the Borrower paid, upon execution of the October 27, 1998, Commitment Letter a fee of $10,000. Such fee will, at Closing, be a credit against the fees and costs payable by the Borrower.

     2.06  Two  Year   Limitation   on  Advances   Under  the   Facility   Line:
Notwithstanding any later maturity date in any Note, any requests for funding by the Borrower and any obligations of the Bank to fund advances under the Facility Line are subject to a two (2) year limitation (November 10, 2000). Any request to create a Note under the Facility Line must be received by the Bank from the Borrower and all necessary Note(s) and all other Loan Documents necessary to such request must be completed not later than November 10, 2000. Funding on an individual Note made prior to such date may be completed after that date in accordance with the provisions of this Agreement and Exhibit 4.01.

SECTION 3 - COVENANTS OF THE BORROWER.

     3.01 Affirmative Covenants. So long as any Obligations remain unpaid, the Borrower will, unless the Bank shall otherwise consent in writing:

     a.) Compliance with Laws, Etc. Comply, and cause each of its subsidiaries to comply, in all material respects with (i) all material laws, rules, regulations and orders (including, without limitation, ERISA and all applicable environmental laws) and (ii) all other laws, rules, regulations and orders, promptly upon discovery of any non-compliance.

     b.) Payment of Taxes, Etc. Pay and discharge, and cause each of its subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property provided, however, that neither the Borrower nor any of its subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

     c.) Maintenance of Insurance. Maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations, in such amounts and covering such risks as is acceptable to the Bank, and not less than the usual amounts and coverage types carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such subsidiary operates. The Borrower and all subsidiaries may maintain reasonable amounts of self insurance consistent with their financial condition and other relevant criteria, provided that any such self insurance must be approved by the Bank in writing.

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

     d.) Preservation of Corporate Existence and Approvals.Preserve and maintain, and cause each of its subsidiaries to preserve and maintain (i) its corporate existence, rights (charter and statutory), franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and causes each of its subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

     e.) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     f.) Performance of other obligations. Perform and observe all of the terms and provisions of all other loans, debts and obligations to all other lenders and creditors.

     g.) Transactions with Affiliates. Conduct, and cause each of its subsidiaries to conduct, all transactions with any of their affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such subsidiary than it would obtain in a comparable arm's-length transaction with a person not an affiliate.

     h.) Financial Ratio Covenants. The Borrower shall maintain, during the term of this Loan, each of the following minimum financial ratios:

          i. Minimum debt coverage ration of 1.15 to 1.0

          ii. Minimum interest coverage ratio of 1.5 to 1.0

          iii. Net worth of company must increase by at least 50% of net profit on an annual basis.

          iv. Tangible leverage ratio of not more than 6.5 to 1.0

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

         v. For purposes of calculating these ratios, the following definitions and formulas apply:

               "Earnings" means earnings before interest, taxes, depreciation and amortization.

               "Interest Coverage Ratio" means earnings divided by (Interest expense (+) taxes).

               "Debt Coverage Ratio" means earnings divided by (Prior year current maturities of long term debt (+) interest expense (+) taxes).

               "Tangible Leverage Ratio" means total liabilities / tangible net worth. Tangible net worth is defined as the sum of (Capital stock, paid in capital and returned earnings) Less the sum of a good will or other intangible assets.

               All  ratios  will be  calculated  quarterly  from the  Borrower's
               fiscal   quarter   statements   with  income  and  expense  items
               annualized.

     i.) The Borrower shall furnish to the Bank:

          1) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement by the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

          2) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the 10-Q and other related filings submitted by the Borrower to the Securities and Exchange Commission (the "SEC");

          3) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual 10-K submitted by the Borrower to the SEC to include the Borrower's audited financial statements and all schedules, accounts, opinions, and notes;

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

          4) promptly after the commencement thereof, notice of all actions, suits and proceedings threatened or pending before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Borrower or any of its subsidiaries;

          5) promptly after the sending or filing thereof, copies of all proxy statements, other financial statements and reports that the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements and other reports or information, that the Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;

          6) promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of the Borrower or of any of its subsidiaries with respect to any pending or potential non-compliance with the terms of any other indenture, loan or credit or similar agreement, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section;

     j.) Examination Rights. At any reasonable time and from time to time, permit, the Bank shall have the right to (i) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower or any such subsidiary and (ii) to discuss the affairs, finances and accounts of the Borrower and any of its subsidiaries with any of their officers or directors and with their independent certified public accountants.

     k.) Books and Records. Keep, and cause each of its subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such subsidiary in accordance with GAAP.

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

     l.) Additional Debt Service based on Excess Cash Flow. Additional principal payment of up to $400,000 per year, applied at the Borrowers' option to either the $12,000,000 Outdoor Term Note or any one or more of the individual notes under the $10,000,000 Outdoor Acquisition Line, will be required. Provided no default exists, the Borrower may direct which Note(s) the additional payments will reduce. Excess Cash Flow means 50% of the excess EBITDA above the 1.3 to 1.0 debt service coverage ratio (calculated as of the Company's fiscal year-end) up to the maximum amount of $400,000. The additional debt service payments will be due annually beginning May 1, 2001, for the fiscal year ending January 31, 2001.

     m.) List of Billboards and Locations. The Borrower shall provide to the Bank within 30 days of the Closing Date and thereafter within 30 days of the end of the Borrower's fiscal year, a listing of all of Borrower's Billboards by state and county. The initial list shall include the specific property address or legal description and for Billboards located on sites not owned by the Borrower, the name and address of the property owner, lessor or licensor of the site.

     n.) Billboard Receivables Listing. At the Bank's written request, the Borrower shall provide to the Bank within 10 days of the receipt of the request, a listing of all receivables for all Billboard advertising contracts, leases, rentals and revenues to include the name and address of the obligor and an aging of the receivables.

     o.) Additional Loan Documents. The Borrower shall immediately execute and deliver any additional or further Loan Documents which the Bank in its sole discretion determines necessary to create, document, or perfect any of the collateral, lien, or lien perfection interests contemplated or referenced in this Agreement, including any exhibit hereto. Additional documents may, at the Bank's option, include documents to create or perfect liens as to Billboard sites and leasehold interest to be filed in county real property records.

     p.) Subordination of Seller Financing. Any lien(s) or security interests in favor of any seller to secure repayment of any portion of the purchase of billboard or outdoor advertising assets or businesses shall be subordinated to the Bank. The subordination amount shall be equal to all downpayments and principal payments made thereafter on such financing.

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     q.) Libor Rate Notes;  Indemnification  for  Prepayments.  If the  Borrower
     elects to prepay any portion of any Note for which the interest rate is based on the London Interbank Offered Rate ("LIBOR"), all such prepayments shall be subject to, and shall require that the Borrower pay to the Bank at the time of such prepayment, an amount(s) which the Bank reasonably determines will be sufficient to compensate for any loss, cost, expense or risk incurred by the Bank as a result of the Borrower's prepayment(s) prior to the expiration of applicable LIBOR Rate Period elected. The Bank will provide to the Borrower its calculation of such cost. Additional debt
     service  payments  required  under  subsection  3.01(l),   above,  are  not
     prepayments under this provision.

SECTION 3.02 NEGATIVE COVENANTS. So long as any obligations remain unpaid, the Borrower will not, without the prior written consent of the Bank:

     a.) Mergers, Etc. Merge with or into or consolidate with or into any other entity , or acquire all or substantially all of the assets of any non-outdoor advertising or non-travel center business or entity, or permit any of its subsidiaries to do so, except that (i) any subsidiary of the Borrower may merge or consolidate with or into or acquire assets of, any other subsidiary of the Borrower and (ii) any of the Borrower's subsidiaries may merge into or dispose of assets to the Borrower; provided, however, that in each case, immediately after giving effect thereto, no Event of Default would exist, and in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

     b.) Sales, Pledge, Transfer of Assets. Sell, pledge, grant liens, mortgages, deeds of trust or security interests in, transfer or otherwise dispose of, or permit any of its subsidiaries to sell, transfer, or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions) except (i) in connection with a transaction authorized by this Agreement; or (ii) sale, transfer or disposition of assets, not in excess of the aggregate book value of such assets of $5,000,000 in any fiscal year. (In no event will any such sale of assets allowed by this subsection be at less than fair market value.)

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

     c.) Investments in Other Entities. Make or hold, or permit the Borrower or any of its subsidiaries to make or hold, any investment in any other entity in excess of $5,000,000, without the Bank's prior written consent. This restriction shall not prevent the Borrower from purchasing, acquiring a travel centers or billboard business(es) allowed under the terms of this Agreement.

     d.) Change in Nature of Business. Except in connection with transactions permitted under Section 3.02(b) and (c) above, make, or permit any of its subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

     e.) Accounting Changes. Make or permit, or permit any of its subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, unless the amounts involved or the resulting changes are not material.

     f.) Limitation on Other Borrowings. The Borrower shall not, except with the Bank's prior written consent:

          i) incur, assume or otherwise become obligated on loans, borrowings, debts, leases, or other financing with any person or entity in an amount exceeding the aggregate of $500,000 per fiscal year and the aggregate maximum amount of $3,000,000. (Such obligation limits do not include amounts due to vendors for fuels, supplies, materials, labor, and similar day to day operating expenses incurred in the ordinary course of the Borrower's travel center and outdoor advertising business), or

          ii) incur any indebtedness or other obligations to any lender to finance the acquisition of any outdoor advertising business or billboards, or

          iii) incur any indebtedness or other obligations to the owner or seller of any single or related group of outdoor advertising assets or businesses to finance the purchase of such assets (seller financing) in excess of $2,000,000 and in no event in excess of the aggregate maximum amount of $5,000,000 for all such types of indebtedness.

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

SECTION 4 - ADVANCES ON LINES.

     Provided no Default exists, provided the Borrower has compiled with and observed all covenants, requirements and conditions of this Agreement, and provided the Borrower is not prohibited from doing so by any Governmental Authority, Borrower may request advances on the various Lines as provided below. The Bank shall have no obligation to make advances, which would cause the aggregate outstanding principal balance of the Notes to exceed the applicable maximum loan amount for that Line.

     4.01 Advances under $6,000,000 Facility Line. See disbursement requirements and procedures in Exhibit 4.01 attached.

     4.02  Advances  under  the  $10,000,000   Outdoor   Acquisition  Line.  See
disbursement requirements and procedures in Exhibit 4.02 attached.

     4.03 Advances on $2,000,000 Working Capital Line. The Working Capital Line is a revolving line of credit on which the Borrower may from time to time request advances of not less than $100,000. The maximum principal balance, including any requested advance, shall not at any time exceed $2,000,000. The Borrower shall use proceeds from advances only for its short term working capital needs and, may not without the Bank's prior written consent, use proceeds from the advances under this line:

     1) fund the acquisition or construction of travel center, or

     2) purchase or acquire Outdoor Acquisition Assets.

SECTION 5 - COLLATERAL.

     5.01 Collateral. The Bank and the Borrower intend and agree that the collateral for this Loan is a first lien (except where a second or inferior lien position is specifically referenced) on all of the assets of the Borrower, both tangible and intangible, including cash, cash equivalents, inventory, accounts, chattel paper, documents, instruments, investment property, rights to proceeds and all other forms of payments, rentals, contract and advertising revenues, real estate, leasehold interests, furniture, fixtures, and equipment, contract rights and other agreements, and general intangibles, together with a pledge of all currently owned or later acquired subsidiaries, and including but not limited to all Debtor's assets used in its outdoor advertising (billboard) and

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

travel center businesses. "Billboard" includes, without limitation, all billboards, panels, signs, and other types of advertising signs, all structures to or upon which such signs are mounted or displayed, all lighting, and other electrical and electronics, equipment, and controls, and all of the Borrower's fee simple and leasehold interests and rights to each location or site where such signs are, or become, located together with all licenses, permits, or other governmental approvals related to such signs. Such collateral secures all Obligations of the Borrower to the Bank and includes, but is not limited to, the following liens, mortgages, security interests and other collateral documents:

     a.) All existing collateral documents and lien interests listed on Exhibit 5.01(a) attached.

     b.) A first real estate mortgage (or deed of trust, leasehold mortgage or leasehold deed of trust) on the real property and improvements for each travel center now owned, and on each travel center constructed, purchased, or remodeled under the Facility Line.

     c.) The security interests, liens, pledges, assignments, mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust and other collateral interests granted, or to be granted, by the Borrower to the Bank listed in Exhibit 5.01(c).

     d.) Insurance coverage and loss payee provisions for all of Borrower's assets which are collateral for the lines, including all vehicles and equipment owned by the Bank and leased to Borrower under the Lease line.

     e.) Collateral liens on any travel centers purchased, constructed, or remodeled on Outdoor Acquisition Assets, and any additional collateral liens which the Bank requires the Borrower to grant to the Bank during the term of the Loan including real estate lien and lien perfection documents on billboard site leases.

SECTION 6 - DEFAULT AND REMEDIES.

     6.01 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

     a.) Failure of Borrower to make any payment on any Note, , or any other Obligations to the Bank within five (5) Business Days after receipt of certified written notice from the Bank.

     b.) Any warranty, representation or statement made or furnished to Bank by or on behalf of Borrower under this Agreement or any Loan Document is false or misleading in any material respect at the time made or furnished.

     c.) This Agreement or any other Loan Document ceases to be in full force and effect.

     d.) Any default by Borrower on any indebtedness to any other lender or default or material non-compliance by the Borrower on any borrowing, obligation, or contractual liability with any third party.

     e.) The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

     f.) Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower, including any garnishment, attachment, or levy on or of any of Borrower's deposit accounts with Lender.

     g.) A material adverse change occurs in Borrower's financial condition, or Bank in good faith believes the prospect of payment or performance of the Indebtedness is impaired.

     h.) As to any breach or failure to observe or perform any non-payment (non-monetary) condition, requirement or restriction under this Agreement or any other Loan Document when such breach is susceptible to cure, the Borrower fails to cure or remedy such breach within 15 days after receipt of certified written notice from the Bank of such breach.

     i.) Borrower breaches or fails to observe any other term, condition, requirement, or restriction under this Agreement, in any other Loan Document, or in any other agreement with the Bank which is not susceptible to cure.

     j.) Any enforcement action is commenced against the Borrower by the SEC, or trading in the Borrower's stock is suspended or halted by the SEC or any exchange regulated by the SEC.

     6.02 Cessation of Advances , Acceleration and Other Remedies. Upon the occurrence of any Event of Default as described in section 6.01, the Bank may forthwith or at any time during such default or events, without notice to the Borrower refuse to make further advances on any Line or Note, and may, independent of such decision, declare the unpaid balance of the Obligations, including all principal and all interest then accrued, to be immediately due and payable; and the Obligations shall become and be immediately due and payable without presentment, notice of protest or other notice of dishonor or of any other kind of notice whatsoever, including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration, all of which are hereby expressly waived by Borrower; and the Bank may immediately enforce its rights under the Loan Documents; and may exercise all rights available to it in law or equity including all rights available under this Agreement or under the other Loan Documents.

SECTION 7 - MISCELLANEOUS.

     7.01 Execution and Form of Documents. Each written instrument required by this Agreement or any of the other Loan Documents to be furnished to the Bank shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as the Bank shall require), duly acknowledged where required by the Bank and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act in the premises by Governmental Authority; shall be furnished to the Bank in one or more copies as required by the Bank; shall be in such form and of such substance as shall be effective, in the judgment of the Bank, to accomplish the results intended by such instrument; and shall in all respects be in form and substance satisfactory to the Bank and to its legal counsel.

     7.02 Assignment of Loan Proceeds. Borrower irrevocably assigns to the Bank and grants a security interest to the Bank in and to its right, title and interest in:

     a.) All Loan proceeds held by the Bank, whether or not disbursed; and

     b.) All funds deposited by the Borrower with the Bank under this Agreement or otherwise.

     7.03 Severability. If any item, term or provision contained in the Loan Documents is in conflict, or may hereafter be held to be in conflict with the laws of the United States or the State of New Mexico, as applicable, or any political subdivision of any of them, then only the documents containing such provision shall be affected and it shall be affected only as to such particular item, term or provision and shall in all other respects remain in full force and effect.

     7.04 No Waiver. No course of dealing between the Bank and the Borrower or any guarantor, or any delay on the part of the Bank in exercising any rights hereunder or under the Loan Documents shall operate as a waiver of any rights of the Bank, except to the extent, if any, expressly waived in writing by the Bank.

     7.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in any certificates or other documents or instruments delivered pursuant to this Agreement shall survive the making by the Bank of the Loan and the execution and delivery of the Loan Documents, and shall continue in full force and effect until the Obligations are paid in full.

     7.06 Notices. All notices required to be given in writing under this Agreement shall be given by hand delivery, by a certified delivery by a nationally recognized overnight courier service, or by the U.S. Postal Service, and shall be effective when actually delivered, or when delivery during regular business hours is attempted on a Business Day at the notice address of the party to whom the notice is to be given. Any party may change its address for notices under this Agreement by giving written notice to the other party.

Notice Addresses: Borrower:

BOWLIN Outdoor Advertising & Travel Centers, Inc.
     150 Louisiana Blvd. NE
     Albuquerque, NM 87108
     Attn: Michael L. Bowlin,  President

  Bank:
     First Security Bank of New Mexico, N.A.
     P.O. Box 1305
     Albuquerque, NM 87103
     Attn: Commercial Loans, James Bertram, Vice President

     7.07 Modification. This Agreement shall not be changed orally or by course of conduct or dealing but shall be changed only by agreement in writing signed by all parties hereto.

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

     7.08 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

     7.09 Binding  Effect.  This  Agreement  shall be binding upon the Bank, the
Borrower  and  their  respective   successors,   assigns,   heirs  and  personal
representatives.

     7.10 No Partnership or Joint Venture. Notwithstanding anything to the contrary in the Loan Documents, and notwithstanding any action the Bank takes pursuant to the Loan Documents, the Bank and the Borrower shall not be deemed to be engaged in a partnership or joint venture, nor shall the Bank be deemed to be an agent or principal of the Borrower.

     7.11 Assignment by the Bank. The Loan Documents, each Note, any Renewal Note and the Loan contemplated thereby, may be placed, participated, assigned and/or serviced by the Bank and/or its successors and assigns, and in connection with any of the foregoing, the Bank may retain a portion of the fees or interest paid on the Notes or may receive servicing, brokerage or other fees from the purchaser or participant. Any such placement, participation, assignment or servicing shall be at the Bank's sole option; and the Bank and its successors and assigns shall have no obligations to disclose to the Borrower the receipt, or contemplated receipt, of any such fees, nor shall the Borrower have any claim or right to the same. The Bank shall have the right to disclose and to provide to any prospective purchaser or participant copies of Loan Documents and financial and other information of or about the Borrower.

     7.12 Relation to Other Documents. This Loan Agreement supersedes and replaces all prior agreements, commitments, and understandings between the Bank and the Borrower, written or unwritten, including all previous loan agreements. The provisions of this Agreement are not intended to supersede the provisions of the other Loan Documents, but should be construed as supplemental thereto. However, except as specifically provided herein, if there is any inconsistency between the provisions of this Agreement and the other Loan Documents, this Agreement shall be control.

     7.13 Jurisdiction. Borrower hereby irrevocably agrees that any legal action or proceedings against the Borrower with respect to this Agreement may be brought in the courts of the State of New Mexico or in the U.S. District Court for the District of New Mexico. Borrower hereby consents and submits to the jurisdiction of such courts and further consents to the personal jurisdiction of any court located within Bernalillo County, New Mexico, with respect to any lawsuit to enforce the obligations of Borrower under this Agreement. This provision shall not limit the right of the Bank to bring such action or proceedings against the Borrower in the courts of such other states or jurisdictions where the Borrower may be subject to jurisdiction nor to any action required to be brought in another jurisdiction as the Borrower(s) real property assets or interests located in such other jurisdictions.

     7.14 Governing Law. This Agreement and the Loan Documents have been negotiated, executed and delivered solely within the State of New Mexico. The rights and obligations of the parties under this Agreement and under each of the Loan Documents shall be governed by and construed and interpreted in accordance with the laws of the State of New Mexico.

     7.15 Jury trial waiver. In any action, claim, counterclaim, or other proceeding based upon or related in any manner to this agreement, the note, or the other loan documents, borrower, the bank, and all makers, sureties, guarantors of the note, and this agreement, together with all successors and assigns of the foregoing, waive the right to a jury demand and to a trial by jury and stipulate that the trier of fact shall be the designated judge in such proceeding and acknowledge and agree that such waiver may significantly limit an important common law, constitutional, and/or statutory right which would be otherwise available.

     7.16 YEAR 2000 COMPLIANCE (Y2K). The Borrower shall take all action that may be necessary or desirable, or that the Bank may reasonably request, in order to ensure that the Borrower, its affiliates, and all customers, suppliers and vendors that are material to the Borrower's business, become Year 2000 Compliant on or before August 1, 1999. Such acts shall include, without limitation, (i) performing a comprehensive inventory, review and assessment of all of the Borrower's systems and adopting a detailed plan, with itemized budget and timetable, for the remediation, monitoring and testing of such systems, and (ii) making a detailed inquiry of all material customers, suppliers and vendors to ascertain whether such entities are aware of the need to be Year 2000 Compliant and are taking all appropriate steps to become Year 2000 Compliant on the timely basis. The Borrower shall, promptly upon request, provide to the Bank such certifications or other evidence of Borrower's compliance with the terms of this section as the Bank may from time to time reasonably require.

  BANK:                                      BORROWER:
  First Security Bank of                     BOWLIN Outdoor Advertising &
  New Mexico, N.A.                           Travel Centers Incorporated

  ---------------------------                ----------------------------
  By: James J. Bertram,                      By: Michael L. Bowlin,
      Vice President                             President


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